Exhibit 99.(7)(gg)

AMENDMENT TO THE PARTICIPATION AGREEMENT AND AMENDMENT TO THE MARKETING AND ADMINISTRATIVE SERVICES AGREEMENT

This Amendment is made and entered into this 10th day of November, 2014 (the “Amendment”), by and among Jefferson National Life Insurance Company (“Jefferson Life”), Jefferson National Life Insurance Company of New York (“Jefferson Life of NY”), Putnam Retail Management Limited Partnership (“PRM”) and Putnam Variable Trust (“PVT”).  Jefferson Life, Jefferson Life of NY, PRM, and PVT are referred to collectively herein as the “Parties.”

                                                WHEREAS, PRM, PVT and Jefferson Life entered into the Participation Agreement dated November 12, 2010 (the “Participation Agreement”); and

                                                WHEREAS, PRM and Jefferson Life entered into the Marketing and Administrative Services Agreement dated November 12, 2010 (the “Marketing Agreement” and collectively with the Participation Agreement, the “Putnam Contracts”); and

WHEREAS, effective January 1, 2015 Jefferson Life will be launching a New York version of their Monument Advisor product;

                                                NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, PRM, PVT, Jefferson Life and Jefferson Life of NY, effective as of January 1, 2015, agree to amend the Putnam Contracts as follows:

A.                  Jefferson Life of NY is hereby added as an additional party to the Putnam Contracts.  The Parties acknowledge and agree that the provisions of the Putnam Contracts relating to Jefferson Life will apply with the same effect to Jefferson Life of NY.

B.                  Jefferson Life of NY represents and warrants to PRM and PVT that each representation and warranty of Jefferson Life set forth in the Putnam Contracts is true and correct as of the date hereof with respect to Jefferson Life of NY.  Jefferson Life of NY agrees to assume and fulfill all of its respective obligations under the Putnam Contracts, and comply with the terms and conditions of the Putnam Contracts as if originally entered into by Jefferson Life of NY.

C.                  Schedule A of the Participation Agreement shall be amended to include the following:

Name of Separate Account	Contracts Funded by Separate Account

Jefferson National Life of New York Annuity Account 1	JNL-2300-NY-1 and any future series

C.                  In all other respects, the terms of the Participation Agreement and Marketing Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

Jefferson National Life Insurance Company

By:

Title:	Craig Hawley, General Counsel

Jefferson National Life Insurance Company of New York

By:

Title:	Craig Hawley, General Counsel

Putnam Retail Management Limited Partnership

By:

Title:

Putnam Variable Trust

By:

Title: